EXHIBIT 99.2

Inuvo Announces Acquisition of the Zubican B2B Marketplace

CLEARWATER, Fla.-- Inuvo™, Inc. (NYSE Amex: INUV) announces the acquisition of the website www.zubican.com, the Southern California-based online business community, devoted to connecting business-to-business buyers and sellers.

Jeremy Chrysler, SVP of Inuvo’s Exchange segment, explained, "The Zubican™ web property advances our strategic objective to create more data-driven user experiences online. Using data from our LocalXML™ service and ads powered by our ValidClick® XML server, we have the two essential ingredients necessary to make the site a big success.”

“A market twice the size of all consumer spending combined, the business-to-business community has been neglected online,” said Brian Newton, Zubican’s CEO. “We are excited to bring the Zubican platform to Inuvo whose performance-based online marketing platform will enable the ideal balance of free and premium solutions,” added Zubican’s Chairman, Matthew Graczyk.

Specific financial terms of the deal were not disclosed, but Inuvo will pay a royalty based on a percentage of the gross profit derived from the site over a four-year period.

Both companies have approved the transaction, which is subject to customary closing conditions.

About Inuvo™, Inc.

Inuvo is a leading provider of performance-based online marketing services that deliver customers to advertisers and revenue to publishers. Clients achieve their goals across marketing channels that include search, affiliate, lead generation and email. For more information, visit www.inuvo.com.

Comparable companies include: ValueClick, Inc. (VCLK), Marchex, Inc. (MCHX), interCLICK (ICLK), LookSmart, Ltd. (LOOK), and Local.com Corp. (LOCM).

Contact

Inuvo, Inc.

Gail Babitt, Chief Financial Officer

727-324-0176

gail.babitt@inuvo.com

Investor Relations

Genesis Select Corporation

Budd Zuckerman, President

303-415-0200 ext 106

bzuckerman@genesisselect.com